Exhibit 4.9

EXECUTION VERSION

ADDITIONAL GUARANTOR SUPPLEMENT

December 20, 2018

Morgan Stanley Senior Funding, Inc., as Administrative Agent for the Banks party to the Term Loan Credit Agreement dated as of April 6, 2018, among Cigna Corporation (formerly known as Halfmoon Parent, Inc.), a Delaware corporation, Cigna Holding Company (formerly known as Cigna Corporation), a Delaware corporation, the Guarantors referred to therein, the Banks party thereto from time to time, and the Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”).

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above.  Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

Each of the undersigned, Express Scripts Holding Company, a Delaware corporation and Cigna Holding Company (formerly known as Cigna Corporation), a Delaware corporation hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof.  Each of the undersigned confirms that the representations and warranties set forth in Article VI of the Credit Agreement are true and correct in all material respects as to such undersigned as of the date hereof, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date, provided that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct (after giving effect to any qualifications therein) in all respects.

Without limiting the generality of the foregoing, each of the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Article XI thereof, to the same extent and with the same force and effect as if such undersigned were a signatory thereto as a Guarantor.

Each of the undersigned acknowledges that this Additional Guarantor Supplement shall be effective upon its execution and delivery by such undersigned to the Administrative Agent, and it shall not be necessary for the Administrative Agent or any Bank, or any of their Affiliates entitled to the benefits hereof, to execute this Additional Guarantor Supplement or any other acceptance hereof.  This Additional Guarantor Supplement shall be construed in accordance with and governed by the internal laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

EXPRESS SCRIPTS HOLDING COMPANY

By:	/s/ Bradley Phillips

Name:	Bradley Phillips
Title:	Vice President and Assistant Treasurer

CIGNA HOLDING COMPANY

By:	/s/ Timothy D. Buckley

Name:	Timothy D. Buckley
Title:	Vice President and Treasurer

[Signature Page to Guarantor Supplement (Term Loan)]